Exhibit 99.2
FOR IMMEDIATE RELEASE
A. SCHULMAN ANNOUNCES CONTINUED PROGRESS WITH COST REDUCTION
INITIATIVES; 2006 NORTH AMERICAN AND EUROPEAN OPERATIONS IMPROVE
— Company decreases reliance on automotive market —
— First commercial production of Invision® product expected in spring/summer 2007 —
AKRON, Ohio — December 7, 2006 — Ongoing efforts to reduce costs in existing operations and open new facilities in lower-cost regions have improved A. Schulman, Inc.’s (Nasdaq-GS: SHLM) position for long-term, profitable growth, president and chief executive officer Terry L. Haines said today at the Company’s 2006 annual meeting of shareholders.
Most recently, in November 2006, A. Schulman further reduced excess manufacturing capacity at its plants in Orange, Texas, and Bellevue, Ohio, which resulted in reductions of its North American manufacturing capacity by 6.4% and its North American manufacturing workforce by 15.4% or 60 employees. These reductions are expected to provide approximately $1 million in net cost savings for the fiscal year ending August 31, 2007, and $4 million in annualized savings for the years thereafter. When these projected savings are added to the expected benefits from the Company’s inventory reduction and global purchasing initiatives, total cost savings are expected to reach $7 million for fiscal 2008 and subsequent years.
Since fiscal 2000, A. Schulman has reduced headcount in its North American operations by approximately 33% and its manufacturing capacity by about 35%, reflecting the Company’s strategy to eliminate excess capacity and more closely align its operations with the global shift in marketplace demand.
Haines said strong and growing gross margins in North American and European operations in fiscal 2006 were largely offset by debt refinancing and other costs associated with A. Schulman’s stock repurchases during the year. The Company’s market strength enabled pricing and product mix improvements to more than offset rising raw material costs, Haines added.
He also noted a favorable trend in A. Schulman’s efforts to broaden its customer base and reduce its dependence on the automotive market. In fiscal 2006, 37% of the Company’s North American revenues came from sales to the automotive market, down significantly from 55% in fiscal 2000. During the same period, the proportion of sales to North American customers in the packaging market doubled to 24% from 12%.
Looking to the future, Haines commented that progress is continuing with A. Schulman’s innovative Invision® technology, which leverages the Company’s plastic compounding and color-matching capabilities. Invision® is a multi-layered, extruded sheet product that is cost-competitive and simplifies the manufacturing process for customers, while providing a higher-performance and more environmentally friendly alternative to existing plastic and film materials that are painted. The Company expects initial production of Invision® to begin at its Sharon Center, Ohio, facility in the spring/summer of 2007, and its first full-scale Invision® greenfield facility in Findlay, Ohio, to begin operation in the 2008 calendar year.

In conclusion, Haines noted that A. Schulman’s total shareholder return compares favorably with that of its peers. A $100 investment in the Company’s stock in August 2001 would have been worth $199 in August 2006, with all dividends reinvested, placing the Company above the 75th percentile of its peer group, and well above the average of $154 for its specialty chemical peers.
Stockholder Vote Results
At the annual meeting, shareholders elected the following to three-year terms on the Board of Directors:
•	James S. Marlen (director since 1995), chairman of Ameron International Corporation.

•	Ernest J. Novak, Jr. (director since 2003), retired partner of Ernst & Young LLP.

•	Howard R. Curd (newly elected director), chairman and chief executive officer of Uniroyal Engineered Products, LLC.

•	Michael A. McManus, Jr. (newly elected director), president, chief executive officer and director of Misonix, Inc.
In addition, stockholders approved the Company’s 2006 incentive plan for employees, consultants and non-employee directors, and ratified the selection of PricewaterhouseCoopers LLP as independent registered public accountants for fiscal 2007.
About A. Schulman Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 15 manufacturing facilities in North America and Europe (including Asia). Revenues for the fiscal year ended August 31, 2006, were $1.6 billion. Additional information about A. Schulman can be found on the Web at www.aschulman.com.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe”, and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;

•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;

•	Changes in customer demand and requirements;

•	Escalation in the cost of providing employee health care;

•	The outcome of any legal claims known or unknown; and

•	The performance of the North American auto market.
The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.
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